EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated June 23, 1999, on the financial statements of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the Plan) as of December 31, 1998 and 1997, and for the years then ended, which is included in this Form 11-K\A for the year ended December 31, 1998. It should be noted that we have performed no audit procedures subsequent to June 23, 1999, the date of our report. Furthermore, we have not made an audit of any financial statements of the Plan as of any date or for any period subsequent to December 31, 1998, the date of the latest financial statements covered by our report.



                                                          /s/ARTHUR ANDERSEN LLP

Baltimore, Maryland
    June 28, 1999